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Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of HCP, Inc. for the registration of common stock, preferred stock, depositary shares, debt securities, and warrants of HCP, Inc. and to the incorporation by reference therein of our report dated February 5, 2015, with respect to the consolidated financial statements of HCR ManorCare, Inc., as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, included in the HCP, Inc. Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Toledo, Ohio
June 24, 2015

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  Exhibit 23.2
Consent of Independent Auditors